EXHIBIT 23.3

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers

White River Energy Corp.:

We have issued our report dated May 12, 2022 on estimates of proved reserves, future production and income attributable to certain leasehold interests of Ecoark Holdings, Inc. as of March 31, 2022. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein referenced in this Registration Statement on Form S-1 (the “Registration Statement) of White River Energy Corp and to all references to our firm in this Registration Statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas

December 22, 2022

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110